EXHIBIT 99.1

News Release

Mattson Technology Contact
J. Michael Dodson
Mattson Technology, Inc.
tel 1-510-657-5900
fax 1-510-492-5963

MATTSON TECHNOLOGY, INC. REPORTS RESULTS FOR
THE SECOND QUARTER OF 2014
FREMONT, Calif. - JULY 24, 2014 - Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced results for the second quarter ended June 29, 2014.

Business Highlights:

•
Net revenue in the second quarter of 2014 was $42.0 million, down slightly from net revenue of $43.2 million reported in the first quarter of 2014, but representing a $17.5 million, or 71 percent, increase in net revenue as compared to $24.6 million reported in the second quarter of 2013.

•
Net income for the second quarter of 2014 was $1.9 million, or $0.03 per diluted share. This compares to a net income of $2.5 million, or $0.04 per diluted share, in the first quarter of 2014, and a net loss of $3.6 million, or a $0.06 net loss per share, in the second quarter of 2013.

•	At June 29, 2014, cash, cash equivalents, and restricted cash were $22.8 million and working capital was $63.5 million.

“I am pleased with our continued execution to plan, as demonstrated by our ability to generate profits while also gaining new process applications and product positions at our customers,” noted Fusen Chen, Mattson Technology's President and Chief Executive Officer. "We remain committed to maintaining an efficient operating structure as we navigate the pending industry pause in demand and prepare for an expected resumption of growth."

Second Quarter 2014 Financial Results
Net revenue for the second quarter of 2014 was $42.0 million, representing a $1.2 million, or 3 percent, decrease as compared to net revenue of $43.2 million reported in the first quarter of 2014, and a $17.5 million, or 71 percent, increase in net revenue as compared to $24.6 million reported in the second quarter of 2013.
Gross margin in the first quarter of 2014 was approximately 32 percent, a 2 percentage point decrease compared to the 34 percent gross margin reported in the first quarter of 2014, and a 3 percentage point decrease compared to the 34 percent gross margin reported in the second quarter of 2013.
Total operating expense was $11.2 million in the second quarter of 2014, a $0.7 million, or 6 percent, decrease compared to $11.9 million of total operating expense in the first quarter of 2014, and a $0.3 million, or 2 percent, decrease compared to

$11.5 million of total operating expense in the first quarter of 2013.
Excluding restructuring and other charges, non-GAAP operating expense was $11.1 million in the second quarter of 2014, which represents a $0.8 million decrease, or 7 percent, compared to $11.9 million in the first quarter of 2014 and flat compared to $11.1 million in the second quarter of 2013. There were $0.1 million restructuring and other charges in the second quarter of 2014 and $0.4 million in restructuring and other charges in the second quarter of 2013. Due to the absence of restructuring and other charges in the first quarter of 2014, there is no difference between GAAP and non-GAAP operating expense in this period.
Net income for the second quarter of 2014 was $1.9 million, representing net income of $0.03 per diluted share. This compares to a net income of $2.5 million, or $0.04 net income per diluted share, in the first quarter of 2014, and a net loss of $3.6 million, or $0.06 net loss per share, as reported in the second quarter of 2013.
Excluding restructuring and other charges, non-GAAP net income per diluted share was $0.03 in the second quarter of 2014. This compares with non-GAAP net income per diluted share of $0.04 and net loss per diluted share of $0.05 reported in the first quarter of 2014 and second quarter of 2013, respectively. Due to the absence of restructuring and other charges in the first quarter of 2014, there is no difference between GAAP and non-GAAP net income per diluted share for this period.
At June 29, 2014, cash, cash equivalents, and restricted cash were $22.8 million and working capital was $63.5 million. Working capital increased by $36.5 million as compared to the fourth quarter of 2013. As of June 29, 2014, there was no amount outstanding under the Company's revolving credit facility.

Conference Call
On Thursday, July 24, 2014, at 3:00 p.m. Pacific Time (6:00 p.m. Eastern Time), Mattson Technology will hold a conference call to review the following topics: 2014 second quarter financial results, current business conditions, the near-term business outlook and guidance for the third quarter of 2014. The conference call will be simultaneously webcast at www.mattson.com under the "Investors" section. To access the live conference call, please dial (970) 315-0417.

Use of Non-GAAP Measures
In addition to U.S. Generally Accepted Accounting Principles (GAAP) results, this press release contains certain non-GAAP financial measures. The Company's non-GAAP results for total operating expenses and net income/loss per share exclude amounts listed as restructuring and other charges in the accompanying tables. Management uses non-GAAP operating expenses and net income/loss per basic and diluted share to evaluate the Company's operating and financial results. The Company believes the presentation of non-GAAP results is useful to investors for analyzing business trends and comparing performance to prior periods, along with enhancing the investors' ability to view the Company's results from management's perspective. Restructuring and other charges in the second quarter of 2014 and the second quarter of 2013 were $0.1 million, zero and $0.4 million, respectively, and there were no restructuring and other charges in the first quarter of 2014.

About Mattson Technology, Inc.
Mattson Technology, Inc. designs, manufactures and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. We are a leading supplier of plasma and rapid thermal processing equipment to the global semiconductor industry, and operate in three primary product sectors: Dry Strip, Etch, Rapid Thermal Processing and Millisecond Anneal. Through manufacturing and design innovation, we have produced technologically advanced systems that provide productive and cost-effective solutions for customers fabricating current- and next-generation semiconductor devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, CA, 94538. Telephone: (800) MATTSON / (510) 657-5900. Internet: www.mattson.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This news release contains forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to statements regarding industry conditions and anticipated demand for the Company's products, and strategies and objectives of management for future operations and cost-control initiatives. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially from those expressed or implied by such forward-looking statements and assumptions. Such risks and uncertainties include, but are not limited to: macroeconomic and geopolitical trends and events; end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the timing of significant customer orders for the Company's products; customer acceptance of delivered products and the Company's ability to collect amounts due upon shipment and upon acceptance; the Company's ability to timely manufacture, deliver and support ordered products; the Company's ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the Company's competitors; the Company's ability to align its cost structure with market conditions; and other risks and uncertainties described in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company assumes no obligation to update the information provided in this news release.

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 29, 2014	March 30, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Net revenue	$42,029	$43,198	$24,574	$85,227	$44,811
Cost of goods sold	28,733	28,552	16,107	57,285	31,976
Gross margin	13,296	14,646	8,467	27,942	12,835
Operating expenses:
Research, development and engineering	4,446	4,524	4,170	8,970	8,483
Selling, general and administrative	6,690	7,421	6,952	14,111	14,502
Restructuring and other charges	111	—	404	111	2,662
Total operating expenses	11,247	11,945	11,526	23,192	25,647
Income (loss) from operations	2,049	2,701	(3,059)	4,750	(12,812)
Interest and other income (expense), net	(163)	(47)	(496)	(210)	(197)
Income (loss) before income taxes	1,886	2,654	(3,555)	4,540	(13,009)
Provision for (benefit from) income taxes	(30)	189	12	159	66
Net income (loss)	$1,916	$2,465	$(3,567)	$4,381	$(13,075)
Net income (loss) per share:
Basic	$0.03	$0.04	$(0.06)	$0.06	$(0.22)
Diluted	$0.03	$0.04	$(0.06)	$0.06	$(0.22)
Shares used in computing net income (loss) per share:
Basic	73,532	66,275	58,891	69,943	58,810
Diluted	74,679	67,971	58,891	71,405	58,810

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 29, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$20,667	$14,578
Accounts receivable, net	24,501	26,245
Advance billings	3,839	3,346
Inventories	42,992	34,126
Prepaid expenses and other current assets	6,343	5,267
Total current assets	98,342	83,562
Property and equipment, net	8,863	9,216
Restricted cash	2,093	2,087
Other assets	799	1,058
Total assets	$110,097	$95,923

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$19,930	$26,624
Accrued compensation and benefits	4,159	2,713
Deferred revenue, current	6,347	9,107
Revolving credit facility	—	14,000
Other current liabilities	4,420	4,122
Total current liabilities	34,856	56,566
Deferred revenue, non-current	1,566	1,971
Other long-term liabilities	3,021	3,237
Total liabilities	39,443	61,774
Stockholders' equity	70,654	34,149
Total liabilities and stockholders' equity	$110,097	$95,923